Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-1 of our report dated December 3, 2025, which includes an explanatory paragraph relating to Muzero Acquisition Corp.’s ability to continue as a going concern, relating to the financial statements of Muzero Acquisition, Corp. as of October 31, 2025 and for the period from October 10, 2025 (inception) through October 31, 2025, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

January 27, 2026